Exhibit 99.21

GIFT AGREEMENT

(Schenkungsvertrag)

between

(1)	Christian Schmid, born 10 September 1968, residing at Zeppelinstraße 18, 72250 Freudenstadt,

– hereinafter referred to as the “Donor” –

(2)	Helmut Rauch, born 5 August 1967, residing at Salamanderweg 5, 72250 Freudenstadt,

– hereinafter referred to as the “Donee” –; the persons named under (1) and (2) above jointly the “Parties” and each individually a “Party” –

Preamble

(A)	The Donor holds shares in SCHMID Group N.V., a company incorporated under the laws of the Netherlands with its administrative seat in Freudenstadt, registered with the Kamer van Koophandel under KVK 89188276 (the “Company”).

(B)	The Donor and the Donee have been bound by friendship for many years. The gift is made out of personal attachment and particular personal trust. The Parties expressly agree that this grant is exclusively privately motivated and bears no connection to the Donee’s corporate office or professional activity.

(C)	The Donor wishes to grant the Donee a portion of his shares by way of gift as an expression of his gratitude.

(D)	In particular, the gift is not made:

a.	as consideration for services already rendered or to be rendered in the future,

b.	as remuneration, bonus or incentive,

c.	as a component of a participation or compensation scheme,

d.	or to motivate or retain the Donee in his professional function.

(E)	The transfer is made irrespective of the continued existence of any employment or corporate-office relationships.

NOW, THEREFORE, the Parties agree as follows:

1.	Subject Matter of the Agreement

1.1	The Donor hereby gifts to the Donee 500,000 ordinary shares (ISIN NL00150021T1) in the Company (the “Shares”). The Company is a company incorporated under the laws of the Netherlands; its shares are listed on NASDAQ.

1.2	The gift comprises all rights associated with the Shares, in particular the right to dividends, subscription rights, voting rights and all other ancillary rights.

1.3	The Donor will arrange for the Shares to be transferred to the Donee’s securities account with Quirin Privatbank AG, account number 7352 4397 01, IBAN: DE31 1011 0600 7352 4397 01.

2.	Acceptance of the Gift

The Donee hereby gratefully accepts the gift.

3.	Reason for the Gift

The gift is made gratuitously. It is an expression of the Donor’s personal attachment to the Donee. In particular, by making this transfer the Donor wishes to express his gratitude for the fact that the Donee was, and is, willing to assume guardianship of the Donor’s minor children in the event of the Donor’s death, as part of the Donor’s private succession and precautionary arrangements.

No consideration, conditions or obligations are attached to the gift.

4.	Completion of the Gift

4.1	The gift is completed by transferring the Shares from the Donor’s securities account to the Donee’s securities account designated in Section 1.3. The Donor shall issue the requisite instruction to his custodian bank.

4.2	Upon the crediting of the Shares to the Donee’s securities account, the gift shall be deemed completed; as of that point in time the Donee shall become the sole owner of the Shares.

4.3	Profit shares (dividends) whose distribution is resolved before the Shares are credited to the Donee’s securities account shall accrue to the Donor; profit shares resolved after that point in time shall accrue to the Donee.

4.4	All costs and fees associated with the transfer of the Shares shall be borne by the Donor.

5.	Revocation of the Gift

5.1	The gift may be revoked if the Donee is guilty of gross ingratitude by committing a serious offence against the Donor or a close relative of the Donor (Section 530 German Civil Code (BGB)). Serious offences shall in particular be deemed to include severe insults, intentional bodily harm, criminal offences against the Donor or his relatives, as well as other acts which, according to the circumstances of the individual case, are to be regarded as gross ingratitude.

5.2	The gift may furthermore be revoked if, following completion of the gift, the Donor is unable to provide for his reasonable maintenance (Section 528 BGB).

6.	Legal Consequences of Revocation

6.1	If the gift is effectively revoked, the Donee shall be obliged to re-transfer the Shares to the Donor. The re-transfer shall be governed by the provisions on the surrender of unjust enrichment (Sections 812 et seq. BGB).

6.2	If re-transfer of the Shares is impossible, the Donee shall be obliged to provide compensation for their value. The compensation shall be determined by reference to the stock exchange price of the Shares at the time of revocation.

6.3	The Donee shall be obliged to surrender the benefits derived from the Shares to be re-transferred, in particular dividends.

7.	Liability and Warranty

The Donor assumes no warranty in respect of the Shares. His liability for any defects is excluded to the fullest extent legally permissible.

8.	Taxes

8.1	The Parties agree that the present grant constitutes a gratuitous gift subject to the tax provisions governing gifts.

8.2	The gift tax arising from the gift shall be borne by the Donee.

8.3	The Parties shall each notify the competent tax office of the gift within the statutory period of three months (Section 30 German Inheritance and Gift Tax Act (ErbStG)).

9.	Applicable Law

9.1	The obligations under the law of obligations arising from this Agreement (obligatory transaction – Verpflichtungsgeschäft) shall be governed by the law of the Federal Republic of Germany, excluding its conflict-of-laws rules.

9.2	The transfer of title to the Shares in rem (disposition – Verfügungsgeschäft), by contrast, shall not be governed by German law but by the law applicable to the Shares, namely the law of the State of New York, USA.

10.	Final Provisions

10.1	Written Form

Amendments and supplements to this Agreement must be made in writing, unless a stricter form is prescribed by law. This shall also apply to any waiver of the written-form requirement itself.

10.2	Severability Clause

Should any provision of this Agreement be or become invalid, the validity of the remaining provisions shall not be affected thereby. The Parties undertake to replace the invalid provision with a valid arrangement that comes as close as possible to the economic purpose of the invalid provision.

10.3	Place of Jurisdiction

To the extent legally permissible, the place of jurisdiction for all disputes arising out of or in connection with this Agreement shall be the domicile of the Donor.

10.4	Entry into Force

This Agreement shall enter into force upon signature by both Parties.

Place, date:

Donor	Donee
Christian Schmid	Helmut Rauch